Exhibit 99.1

STONERIDGE APPOINTS JON DEGAYNOR CHIEF EXECUTIVE OFFICER

• Current CEO John Corey Retiring on June 30, 2015

WARREN, Ohio — March 16, 2015 — The Board of Directors of Stoneridge, Inc. (NYSE: SRI) today announced the appointment of Jonathan B. DeGaynor as the Company’s President and Chief Executive Officer (“CEO”), effective on March 30, 2015. Mr. DeGaynor’s appointment is due to the retirement of the current President and CEO, John Corey. Mr. Corey will serve in an executive advisory capacity between March 30, 2015 and his official retirement date of June 30, 2015.

Mr. Corey was appointed CEO of Stoneridge in January of 2006 after having served on the Board of Directors of Stoneridge beginning in 2004. William M. Lasky, Chairman of Stoneridge’s Board of Directors said, “The entire Board thanks John for his many years of service to Stoneridge and the leadership role he played in helping successfully steer the Company through the enormous challenges of the 2008-2010 recession and the successful divestiture of the Wiring business in 2014. John has left the Company well-positioned for the future.”

Mr. DeGaynor, 48, is currently the Vice President of Strategic Planning and Innovation for Guardian Industries Corp., a privately held company headquartered in Auburn Hills, Michigan. Mr. DeGaynor has spent the majority of his career in the automotive and commercial vehicle industries with key roles in sales and marketing, product development, and operations. Prior to this, Mr. DeGaynor served as Vice President, Business Development and Strategy and Managing Director, Asia at SRG Global, Inc., a Guardian company. He also served as Chief Operating Officer of International Operations for Autocam Corporation, a producer of machined components for the automotive and medical industries, and a Business Line Executive for Diesel Systems of Delphi Corporation. Mr. DeGaynor received a Bachelor of Science degree in mechanical engineering from the University of Michigan and a Masters of Business Administration degree from the Wharton School of the University of Pennsylvania.

Mr. Lasky said, “The Board of Directors went through a very lengthy and comprehensive search process for our new CEO. We were targeting someone with a combined strategic, operational and technical background, and we are excited to add a leader of Jon’s caliber to the Stoneridge team. His extensive international background, including having lived and worked in Europe and his recent role leading the growth of SRG Global in Asia, will be a great asset to Stoneridge as more than 50 percent of Stoneridge’s current business is outside of North America.”

Mr. Corey stated, “With the sale of the Wiring business and the refinancing of the Company in 2014, the timing is appropriate for new leadership to capitalize on Stoneridge’s transformation and take the Company forward. I am confident that Jon has the skills necessary to lead the Company and to increase future shareholder value.”

Mr. DeGaynor said, “I am honored by the confidence the Board has placed in me to lead Stoneridge. I am thrilled to join a company with the unique combination of historical success, outstanding people, strong technologies and products, and extensive global presence. I look forward to working with the entire Stoneridge team to leverage these characteristics in ways that will deliver world-class value for our customers by providing innovative, high-quality products, industry-leading execution and outstanding customer support. I am also confident the Stoneridge team will be able to translate this delivered customer performance into strong, consistent results for our shareholders.”

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, commercial vehicle, motorcycle, agricultural and off-highway vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance

330/856-2443